                                   ---------------------------------------------
                                                    OMB APPROVAL
                                   ---------------------------------------------
                                   OMB NUMBER:                         3235-0145
                                   EXPIRES:                    DECEMBER 31, 1997
                                   ESTIMATED AVERAGE BURDEN
                                   HOURS PER RESPONSE........              14.90
                                   ---------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )*
                                           -----

                                 Voxware, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  00092906L1
--------------------------------------------------------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP NO. 00092906L1                   13G                   PAGE 2 OF 11 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      North Bridge Venture Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            1,000,000 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                1,000,000 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 pages

CUSIP NO. 00092906L1                   13G                   PAGE 3 OF 11 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      North Bridge Venture Management, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            1,000,000 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                1,000,000 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 pages

CUSIP NO. 00092906L1                   13G                   PAGE 4 OF 11 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward T. Anderson
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            1,000,000 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                1,000,000 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 pages

CUSIP NO. 00092906L1                   13G                   PAGE 5 OF 11 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard A. D'Amore
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            1,000,000 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                1,000,000 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 pages

CUSIP NO. 00092906L1                   13G                   PAGE 6 OF 11 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert Walkingshaw
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            1,000,000 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                1,000,000 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 11 pages

Item 1(a).  Name of Issuer: Voxware, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:  305 College Road
            -----------------------------------------------
            East, Princeton, NJ  08540.

          Item 2(a)                  Item 2(b)               Item 2(c)
          ---------                  ---------               ---------

                                                       Citizenship or Place
Name of Person Filing             Address                 of Organization
---------------------             -------             -----------------------

North Bridge Venture              404 Wyman Street            Delaware
 Partners, L.P. ("North           Suite 365
 Bridge"), a Delaware             Waltham, MA 02154
 limited partnership

North Bridge Venture              404 Wyman Street            Delaware
  Management, L.P.                Suite 365
  ("North Bridge                  Waltham, MA 02154
  Management"), a
  Delaware limited
  partnership, and
  the sole general
  partner of North
  Bridge

Edward T. Anderson,               404 Wyman Street           United States
 Richard A. D'Amore               Suite 365
 and Robert                       Waltham, MA 02154
 Walkingshaw (the
 "General Partners"),
 general partners
 of  North Bridge
 Management

Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value.
            ----------------------------

Item 2(e).  CUSIP Number: 00092906L1
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

            (a)    [   ]   Broker or Dealer registered under Section 15 of the
                           Securities Exchange Act of 1934 (the "Act").

            (b)    [   ]   Bank as defined in Section 3(a)(6) of the Act.

            (c)    [   ]   Insurance Company as defined in Section 3(a)(19) of
                           the Act.

            (d)    [   ]   Investment Company registered under Section 8 of the
                           Investment Company Act of 1940.

            (e)    [   ]   Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940.

            (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see Rule 13d-
                           1(b)(1)(ii)(F) of the Act.

            (g)    [   ]   Parent Holding Company, in accordance with Rule 13d-
                           1(b)(ii)(G) of the Act.

            (h)    [   ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                           the Act.

          None of the above.

                               Page 7 of 11 pages

Item 4.     Ownership.
            ---------

            (a)  Amount Beneficially Owned:

                 Each of North Bridge, North Bridge Management, Mr. Anderson, Mr. Walkingshaw and Mr. D'Amore may be deemed to own beneficially 1,000,000 shares of Common Stock as of December 31, 1996 .

                 North Bridge is the record owner of 1,000,000 shares of Common Stock (the "North Bridge Shares"). By virtue of the affiliate relationship between North Bridge and North Bridge Management, North Bridge Management may be deemed to beneficially own the North Bridge Shares. Additionally, in their capacities as individual general partners of North Bridge Management, each of the General Partners may be deemed to own beneficially the North Bridge Shares. North Bridge Management and each of the General Partners disclaim beneficial ownership of the North Bridge Shares except to the extent of their proportionate pecuniary interest therein.

            (b)  Percent of Class:

                 North Bridge: 8.3%; North Bridge Management: 8.3%; Mr. D'Amore:
                 8.3%; Mr. Anderson: 8.3% and Mr. Walkingshaw: 8.3%. The foregoing percentages are calculated based on the 11,990,737 shares of Common Stock reported to be outstanding as of October 30, 1996 in the quarterly report on Form 10Q filed with the SEC for the quarterly period ended September 30, 1996.

            (c)  Number of shares as to which each such person has:

               (i) North Bridge, North Bridge Management, Mr. Anderson, Mr. Walkingshaw and Mr. D'Amore each have sole power to vote or direct the vote of -0- shares of Common Stock.

              (ii) North Bridge, North Bridge Management, Mr. Anderson, Mr. Walkingshaw and Mr. D'Amore have shared power to vote or to direct the vote of 1,000,000 shares.

             (iii) North Bridge, North Bridge Management, Mr. Anderson, Mr. D'Amore and Mr. Walkingshaw each have sole power to dispose or to direct the disposition of -0- shares of Common Stock.

              (iv) North Bridge, North Bridge Management, Mr. Anderson, Mr. Walkingshaw and Mr. D'Amore have shared power to dispose or to direct the disposition of 1,000,000 shares.

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company.
            ------------------------------------------------------------

            Not applicable.

                               Page 8 of 11 pages

Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            Not applicable. North Bridge, North Bridge Management and each of the General Partners expressly disclaim membership in a "group" and are not filing this schedule pursuant to Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not applicable.

Item 10.    Certification.
            -------------

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                               Page 9 of 11 pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1997


NORTH BRIDGE VENTURE PARTNERS, L.P.

By:  North Bridge Venture Management, L.P.



          By: /s/ Edward T. Anderson
              ----------------------
              General Partner



NORTH BRIDGE VENTURE MANAGEMENT, L.P.



          By: /s/ Edward T. Anderson
              ----------------------
              General Partner



/s/ Edward T. Anderson
------------------------
Edward T. Anderson



/s/ Richard A. D'Amore
----------------------
Richard A. D'Amore



/s/ Robert Walkingshaw
----------------------
Robert Walkingshaw

                              Page 10 of 11 pages

                                                                       Exhibit 1


                                   AGREEMENT
                                   ---------


    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Voxware, Inc. by North Bridge Venture Partners, L.P.

    This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    EXECUTED as a sealed instrument this 13th day of February, 1997.



NORTH BRIDGE VENTURE PARTNERS, L.P.

By:  North Bridge Venture Management, L.P.



          By: /s/ Edward T. Anderson
              ----------------------
              General Partner



NORTH BRIDGE VENTURE MANAGEMENT, L.P.



          By: /s/ Edward T. Anderson
              ----------------------
              General Partner



/s/ Edward T. Anderson
------------------------
Edward T. Anderson



/s/ Richard A. D'Amore
----------------------
Richard A. D'Amore



/s/ Robert Walkingshaw
----------------------
Robert Walkingshaw

                              Page 11 of 11 pages